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                       SECURITIES AND EXCHANGE COMMISSION



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. )*



                                EQUITY ONE, INC.
          ------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
               --------------------------------------------------
                         (Title of Class of Securities)

                                    294752100
                         -------------------------------
                                 (CUSIP Number)

                                December 16, 1998
             ------------------------------------------------------
              Date of Event Which Requires Filing of this Statement

Check the following box to designate the rule pursuant to which this Schedule is filed:

_  Rule 13d-1(b)
X  Rule 13d-1(c)
_  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   294752100                13G       Page      2    of    9     Pages
         ---------------                              -------    ------




    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Resources Holdings (Magen 1993) Ltd.

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]

                                                              (b) [X]
    3      SEC USE ONLY

    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Israel

      NUMBER OF             5      SOLE VOTING POWER
        SHARES
     BENEFICIALLY
       OWNED BY                    702,523
         EACH
      REPORTING
        PERSON
         WITH               6      SHARED VOTING POWER


                                       -0-
                            7      SOLE DISPOSITIVE POWER


                                   702,523
                            8      SHARED DISPOSITIVE POWER

                                       -0-

    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           702,523

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.8%


12         TYPE OF REPORTING PERSON*

            CO

CUSIP No.   294752100                13G       Page     3    of    9     Pages
         ---------------                              -------    ------


    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            Danbar Resources and Development Ltd.
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [ ]

                                                                  (b) [X]
    3       SEC USE ONLY

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Israel

      NUMBER OF             5      SOLE VOTING POWER
        SHARES
     BENEFICIALLY                     -0-
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH
                            6      SHARED VOTING POWER

                                   995,953
                            7      SOLE DISPOSITIVE POWER

                                       -0-
                            8      SHARED DISPOSITIVE POWER

                                   995,953

 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           995,953

10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           9.4%

12         TYPE OF REPORTING PERSON*

           CO

CUSIP No.   294752100                13G       Page     4    of    9     Pages
         ---------------                              -------    ------




                                  SCHEDULE 13G
                                  ------------
                     (Resources Holdings (Magen 1993) Ltd.)

Item 1(a).         Name of Issuer:
                   --------------

                   Equity One, Inc.

Item 1(b).         Address of Issuer's Principal Executive Offices:
                   -----------------------------------------------

                   1600 N.E. Miami Gardens Drive, Ste. 200, N. Miami Beach, FL

Item 2(a).         Name of Person Filing:
                   ---------------------

                   Resources Holdings (Magen 1993) Ltd.

Item 2(b).         Address of Principal Business Office or, if None, Residence:
                   -----------------------------------------------------------

                   66 Hahistadrut Ave., Haifa, Israel

Item 2(c).         Citizenship:
                   -----------

                   Israel

Item 2(d).         Title of Class of Securities:
                   ----------------------------

                   Common Stock

Item 2(e).         CUSIP Number:  294752100
                   ------------

Item 3.            If  this  statement  is  filed pursuant to Rules 13d-1(b), or
                   -------------------------------------------------------------
                   13d-2(b):
                   --------

                   Not Applicable

Item 4.            Ownership:
                   ---------

                   (a)      Amount Beneficially Owned:

                            702,523 shares of Common Stock ("Common Stock").

                   (b)      Percent of Class:  6.8%

CUSIP No.   294752100                13G       Page      5    of    9     Pages
         ---------------                              -------    ------





       (c) Number of shares as to which such person has:

                (i)     Sole power to vote or to direct the vote:  702,523

                (ii)    Shared power to vote or to direct the vote: none

                (iii)   Sole power to dispose or to direct the disposition of:
                        702,523

                (iv)    Shared power to dispose or to direct the disposition of:
                        none

Item 5.                    Ownership of Five Percent or Less of Class.
                           ------------------------------------------

                           Not Applicable

Item 6.                    Ownership  of  More  than  Five  Percent on Behalf of
                           -----------------------------------------------------
                           Another Person.
                           --------------

                           Not Applicable

Item 7.                    Identification  and  Classification of the Subsidiary
                           -----------------------------------------------------
                           Which Acquired  the Security Being Reported on by the
                           -----------------------------------------------------
                           Parent Holding Company.
                           ----------------------

                           Not Applicable

Item 8.                    Identification  and  Classification of Members of the
                           -----------------------------------------------------
                           Group.
                           -----

                           Not Applicable

Item 9.                    Notice of Dissolution of Group.
                           ------------------------------

                           Not Applicable

Item 10.                   Certification.
                           -------------

                           Not Applicable

CUSIP No.   294752100                13G       Page    6     of    9     Pages
         ---------------                              -------    ------



                                  SCHEDULE 13G
                                  ------------

            (Danbar Resources and Development Ltd., as parent of Resources Holdings (Magen 1993) Ltd.)

Item 1(a).        Name of Issuer:
                  --------------

                  Equity One, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                  1600 N.E. Miami Gardens Drive, Ste. 200, N. Miami Beach, FL

Item 2(a).        Name of Person Filing:
                  ---------------------

                  Danbar Resources and Development Ltd., as parent of Resources Holdings (Magen 1993) Ltd. and of Dan Overseas Ltd., which holds Warrants to purchase up to 293,430 shares of Common Stock of the issuer.

Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  -----------------------------------------------------------

                  66 Hahistadrut Ave., Haifa, Israel

Item 2(c).        Citizenship:
                  -----------

                  Israel

Item 2(d).        Title of Class of Securities:
                  ----------------------------

                  Common Stock

Item 2(e).        CUSIP Number:  294752100
                  ------------

Item 3.           If  this  statement is  filed  pursuant  to Rules 13d-1(b), or
                  --------------------------------------------------------------
                  13d-2(b):
                  --------

                  Not Applicable

Item 4.           Ownership:
                  ---------

                  (a)      Amount Beneficially Owned:

                           995,953  shares  of  Common  Stock  ("Common
                           Stock").  This amount represents shares held
                           by Resources Holdings  (Magen 1993) Ltd. and
                           by Dan  Overseas  Ltd.,  both  of  which are
                           subsidiaries   of   Danbar   Resources   and
                           Development Ltd.

CUSIP No.   294752100                13G       Page    7    of    9     Pages
         ---------------                              -------    ------



      (b) Percent of Class:  9.4%


      (c) Number of shares as to which such person has:


               (i)   Sole power to vote or to direct the vote:  none

               (ii)  Shared power to vote or to direct the vote:  995,953

               (iii) Sole power to dispose or to direct the disposition of: none

               (iv)  Shared power to dispose or to direct the disposition of:
                     995,953

Item 5.           Ownership of Five Percent or Less of Class.
                  ------------------------------------------

                  Not Applicable

Item 6.           Ownership  of  More  than  Five  Percent on  Behalf of Another
                  --------------------------------------------------------------
                  Person.
                  ------

                  Not Applicable

Item 7.           Identification  and  Classification  of  the  Subsidiary Which
                  --------------------------------------------------------------
                  Acquired the  Security Being Reported on by the Parent Holding
                  --------------------------------------------------------------
                  Company.
                  -------

                  Resources Holdings (Magen 1993) Ltd.

Item 8.           Identification and Classification of Members of the Group.
                  ---------------------------------------------------------

                  Not Applicable

Item 9.           Notice of Dissolution of Group.
                  ------------------------------

                  Not Applicable

Item 10.          Certification.
                  -------------

                  Not Applicable

CUSIP No.   294752100                13G       Page    8    of    9     Pages
         ---------------                              -------    ------


By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   December 28, 1998


                                    Resources Holdings (Magen 1993) Ltd.


                                    By: /S/ Yaacov Engel
                                        --------------------------------
                                            Yaacov Engel

CUSIP No.   294752100                13G       Page    9    of    9     Pages
         ---------------                              -------    ------


By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   December 28, 1998


                                    Danbar Resources and Development Ltd.


                                    By:  /s/ Yaacov Engel
                                         ------------------------------
                                             Yaacov Engel